Exhibit 99.1

I NVESTOR P RESENTATION M ARCH 2021 © 2021 SolarMax Technology, Inc.

Disclaimers

This Presentation is for information purposes only and has been prepared by SolarMax Technology, Inc. ("SolarMax") and Alberton Acquisition Corp. ("Alberton") with respect to the proposed business combination between SolarMax and Alberton (the "Transaction") to assist interested parties in making their own evaluation with respect to the proposed business combination between SolarMax and Alberton (the "Transaction") pursuant to an agreement and plan of merger dated October 27, 2020, by and among Alberton, Alberton Merger Subsidiary, which is a wholly-owned subsidiary of Alberton, and SolarMax (as amended, the "Merger Agreement"), including as a potential back-stop or private placement equity investment into in connection with such proposed Transaction (the "Financing") and for no other purpose.

Neither SolarMax nor Alberton makes, and each hereby expressly disclaims, any representation or warranty, express or implied, as to the reasonableness of the assumptions made in this presentation or the accuracy or completeness or the information. Neither SolarMax nor Alberton shall have any liability for any representations or warranties, express or implied, contained in, or omissions from, this Presentation or any other written or oral projections communications communicated to the recipient in the course of the recipient's evaluation of SolarMax and Alberton. The data contained herein is derived from various internal and external sources. Neither SolarMax nor Alberton assume any obligation to provide the recipient with access to any additional information.

This Presentation contemplates a business combination transaction involving SolarMax and Alberton. Completion of the Transaction is subject to, among other matters, approval by SolarMax stockholders and Alberton shareholders and other closing conditions set forth in the Merger Agreement, including approval by Nasdaq. No assurances that the Transaction will be consummated on the terms or timeframe currently contemplated, if at all. This Presentation is subject to updating, completion, revision, verification and further amendment.

No Offer or Solicitation

This Presentation is neither an offer to sell or purchase, nor a solicitation of an offer to sell, buy or subscribe for any securities, nor is it a solicitation of any vote in any jurisdiction pursuant to the proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law.

No securities regulatory authority has expressed an opinion about the securities discussed in this Presentation and it is an offense to claim otherwise. *The information contained herein does not purport to be all-inclusive. Nothing herein shall be deemed to constitute investment, legal, tax, financial, accounting or other advice.*

© 2021 SolarMax Technology, Inc.

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Forward-Looking Statements

The statements contained or incorporated by reference in this Presentation include forward-looking statements that involve risks and uncertainties. The forward-looking statements contained in the Presentation reflect SolarMax' and Alberton's beliefs, assumptions and uncertainties and can change as a result of many possible events or factors, not expressed in our forward-looking statements, many of which are beyond SolarMax' or Alberton's control. All statements, other than statements of historical fact, contained in this Presentation, including statements regarding future events, future financial performance, business strategy and plans, and objectives of SolarMax for future operations, are forward-looking statements. Neither SolarMax nor Alberton can guarantee their accuracy. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements of the SolarMax and the solar industry to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, those factors and risk factors identified under the captions "Cautionary Note Concerning Forward-Looking Statements," "Risk Factors" and "SolarMax Technology Inc. Management's Discussion and Analysis of Financial Condition" and elsewhere in the Registration Statement on Form S-4 which was filed by Alberton in connection with the meetings of shareholders of Alberton and stockholders of SolarMax. You should not place undue reliance on any forward-looking statement. Neither SolarMax nor Alberton undertakes any obligation to publicly update or revise any forward-looking statements after the date hereof to conform the statements to actual results of changed expectations, except as required by applicable law. Risks involved with the Transaction include, and are not limited, to (i) the extent of redemptions by public stockholders of Alberton, and the ability of Alberton and SolarMax to obtain a Financing to cover the amount which would be paid from the Trust Account in connection with redemptions by Alberton's public shareholders, (ii) the ability of SolarMax and Alberton to meet Nasdaq's initial listing requirements, including the ability of Alberton to become compliant with Nasdaq's continuing listing requirements; (iii) SolarMax's history of losses, deficiency in stockholders' equity and the going concern paragraph in its audited financial statements; (iv) SolarMax' dependence on one customer, which is a large state-owned entity, for all of its revenue from the PRC in 2020 and which represents SolarMax' only current customer for its PRC segment, which represents most of its revenues, and SolarMax' ability to continue to do business with this customer; (v) SolarMax' ability to obtain necessary project financing for its PRC segment and financing for its domestic financing program; (vi) SolarMax' ability to refinance approximately $32.0 million of related party debt which could become due during the year; (vii) SolarMax' ability to raise sufficient funding to pay its short-term debt; (viii) significant changes in revenue from quarter to quarter resulting from SolarMax' PRC operations reflecting the nature of revenue recognition by SolarMax on its solar farm projects and the limited number of solar far projects for which SolarMax is performing services; (ix) the ability of SolarMax to implement and maintain disclosure controls and internal controls over financial reporting as required for the Sarbanes-Oxley Act; (x) the effect of the COVID-19 pandemic and steps taken by governments, particularly the State of California and the government of China; (xi) SolarMax' dependence upon its chief executive officers and the head of its China segment; (xii) SolarMax' ability to identify, hire and retain qualified senior and middle management personnel; (xiii) the continuation and expansion of tax incentives and other programs that encourage the use of solar energy; (xiv) the rapid development of solar panels and other components which may lead to inventory; (xv) the economic and regulatory climate and weather and other conditions in California and the PRC, including weather conditions, earthquakes, mudslides, fire, including wildfires, power outages, and other natural disasters and effects of climate change; (xvi) additional costs SolarMax may incur if the output of its systems for which SolarMax provides a production guaranty does not meet the required minimums; (xvii) the potential ability of SolarMax' directors and officers to significantly affect any action that requires stockholder approval; (xviii) risks associated with conducting business in the PRC, including, but not limited to, changes in policies of the Chinese government, a deterioration in the relationships between the United States and China, the legal system in China which may not adequately protect our rights, change in the Chinese economy and steps taken by the government to address the changes, inflation, adverse weather conditions, fluctuations in the currency ratio between the U.S. dollar and the RMB, currency exchange restrictions, the interpretation of tax laws, tariffs and importation regulations; (xix) regulations affecting SolarMax' operations in the PRC, including but not limited to, regulations relating to investments in its PRC subsidiaries, labor laws and other laws relating to employee relations, licensing, the development, construction and operation of solar power projects, and the sale of power generated from the projects, cybersecurity and the failure to comply with any such regulations may impair its ability to operate in China; (xx) limitations on the ability of SolarMax' China subsidiaries to pay dividends to SolarMax; (xxi) SolarMax' competitive disadvantage in China because it must comply with the Foreign Corrupt Practices Act; and (xxii) SolarMax' plan to use any cash it generates for operations and not to pay dividends.

© 2021 SolarMax Technology, Inc.
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© 2021 SolarMax Technology, Inc. 3 SolarMax Technology to Merge with Alberton Acq . Corp. Alberton Acquisition Corp . is a special purpose acquisition company (SPAC) that publicly trades on Nasdaq with symbols ALACU (units), ALAC (ordinary shares), ALACW (warrants), and ALACR (rights) Alberton raised ~ $ 115 million through its IPO on October 24 , 2018 (including over - allotment) currently having ~ $ 15 . 2 in the trust account as of December 31 , 2020 after redemptions in connection with extensions of the date for Alberton to complete the business combination . Net proceeds from the transaction of ~ $ 15 million placed on the balance sheet, net of transaction expenses, assuming that any redemptions are replaced by back - stop financing, which is being negotiated . Current shareholders of SolarMax to receive newly issued Alberton equity securities with a value of ~ $ 300 million and are expected to maintain ~ 83 % of pro forma ownership Transaction expected to close in April 2021 , subject to customary regulatory approvals Post - Transaction Ownership Breakdown 1 2 83% 17% SolarMax Shareholders Alberton Shareholders 1. Assumes merger consideration of $300M and Alberton share value at $10.77 and additional 1,147,588 Alberton shares upon conversion of outstanding rights. 2. Does not include various factors such as cancellation of certain Alberton sponsor shares, redemption of public shares, closing redemption price, potential financing or other potential issuances by the combined entity after the merger, including shares issuable upon exercise of warrants and equity incentives under the long - term incentive plan.

© 2021 SolarMax Technology, Inc. 4 What We Do California’s Renewable Energy Leader Premium quality solar energy systems, designed, engineered and assembled in the U.S. with a dedicated team to handle every detail of the customer’s solar panel, battery or LED installation 12,000+ Homes & Businesses Installed ~165,000 Sq. Ft. Facility Headquarters Top 1% Solar Installers in the U.S.* * Based on information from Solar Power World, July 2020

Founded in 2008 Headquarters in Riverside, CA Calendar Year - End: December 31 Integrated solar energy company with operations in the United States and China Over 100 employees in four offices across the U.S. and China engaged in sales and marketing, operations, engineering and installation, and accounting and administration SolarMax Snapshot © 2021 SolarMax Technology, Inc. 5

© 2021 SolarMax Technology, Inc. 6 Company Milestones 2009 Organization and start - up in U.S. 2008 Company Formed 2010 – 2012 Expansion of U.S. commercial solar and some residential 2009 Offered solar financing program 2012 – Present Significant expansion of residential solar 2012 Move to Riverside facility 2013 Acquired and commenced LED business in California 2015 – 2016 Acquired and formed China solar farm businesses 201 6 First China revenues 2017 – Present Continued U.S. and China expansion

SolarMax’s Renewable Energy Solutions © 2021 SolarMax Technology, Inc. 7 Solar LED Batteries Provide reliable, cost - effective solar solutions for both commercial and residential customers Engineering, procurement and construction of solar farms (China) LED lighting design and conversion – trusted partner for commercial, industrial and government services One of only few LED roadway luminaire companies listed on CALTRANS’ Authorized Material List (AML) Provides power to residential and commercial customers in the event of unexpected outages Provides reliable, safe and cost - effective home battery systems such as Tesla, Enphase and LG All products include our production guarantee and end - to - end customer service

© 2021 SolarMax Technology, Inc. 8 The Customer Experience 1. Free Consultation Comprehensive analysis of energy consumption patterns, solar readiness and explanation of solar options to meet customers’ goals 2. Financing Provide wide array of options through partnerships with trusted lenders 3. Design Engineers analyze roof, shading and energy needs to customize a solar energy system 4. Permitting SolarMax handles each step of the permit process, including submission, paying fees and applying for rebates 5. Installation Solar energy system is installed by experienced and specialized technicians with meticulous precision 6. Customer Service Provide end - to - end customer service for during the lifetime of the product

PV solar panel installations in the U . S . accounted for 14 % of the global market in 2019 – 2 nd largest PV market in the world The U . S . added 13 . 3 gigawatts of PV installations in 2019 with total capacity expected to grow ~ 70 % in 2020 California ranked first in the U . S . for PV installations in 2017 (~ 2 . 6 gigawatts or ~ 25 % share) California state regulation requires 33 % of state’s electricity come from renewable sources such as solar by 2020 and 50 % by 2030 United States Solar Energy Market Sources: Seeking Alpha, “Solar PV Market Outlook 2020,” February 25, 2020; Renewable Energy World, January 20, 2020; U.S. So lar Market Insight, December 2018; Wikipedia, Solar power by country, June 2020 © 2021 SolarMax Technology, Inc. 9

Provide sale and installation of PV solar systems, including battery backup systems, with lifetime customer service – also provide exterior and interior LED lighting sales and retrofitting services for governmental and commercial applications Owning and leasing solar systems to third parties through operating leases and power purchase agreements entered into before 2015 Currently only operating within the state of California United States Operations SolarMax Headquarters in Riverside, California. © 2021 SolarMax Technology, Inc. 1 0

Cost of solar - generated electricity close to the cost of fossil - fuel generated electricity, driving higher PV adoption in China Central authorities reinforce China’s commitment to solar by supporting minimization of non - technical development costs, sufficient grid connections and developer financing Photovoltaic (PV) solar panel installations in China accounted for 32 % of the global market in 2019 – the largest PV market in the world China added 30 gigawatts of PV installations in 2019 – the most added by any country China expects to maintain its position as the worldwide leader in PV installations throughout the 2020 ’s China Solar Energy Market Sources: Seeking Alpha, “Solar PV Market Outlook 2020,” February 25, 2020; Renewable Energy World, January 20, 2020; Wikiped ia, ”Growth of photovoltaics,” June 2020; Wikipedia, Solar power by country, June 2020; IHS Markit at SNEC: Grid parity within reach in Chi na, May 31, 2018 © 2021 SolarMax Technology, Inc. 11

© 2021 SolarMax Technology, Inc. 12 China Operations Identifying and procuring solar farm projects for resale to third parties Engineering, procurement and construction (EPC) services for solar farm projects SolarMax S olar Farm Project in Guizhou Province, China

Integrated renewable energy company with operations in the two largest PV markets in the world Experienced management team and professional staff dedicated to being a top customer service provider in the industry China : □ Increased completed EPC megawatts by 35 % in China with a 20 % decrease in revenue due to the Company retaining a 30 % equity interest in two projects that are not recognized as revenue – otherwise, the revenue increase would have been 10% □ Expanding marketing efforts as a strategy to generate EPC revenue from a major non - affiliated entity . U . S . : □ 17 % increase in completed solar kilowatts from 2018 to 2019 ; 29 % increase in solar revenue □ Expanding efforts to increase residential and commercial solar kilowatts under contract □ On - site panel assembly in the U . S . SolarMax is Well - Positioned in the China and U.S. Markets © 2021 SolarMax Technology, Inc. 13

Management Team & Directors

DAVID HSU
Chief Executive Officer and Director since February 2008

- Co-Founder of SolarMax.
- 20 years of experience in sales, international business development and management in the automotive and energy industries.

STEPHEN BROWN
Chief Financial Officer and Secretary since May 2017

- Former CFO of STAAR Surgical, Hoya Surgical Optics and Advanced Sterilization Products, a division of Johnson & Johnson.
- 30+ years of experience leading financial divisions in both public and private companies.

SIMON YUAN
Director since February 2008

- Co-Founder of SolarMax.
- 30+ years of public accounting experience with Masters of Accountancy from Ohio State University.

JINXI LIN
Director since 2014

- Chairman of Changzhou Almaden Co., Ltd., a publicly traded solar panel manufacturer in Asia and the Middle East and one of SolarMax's major shareholders.

WEI YUAN CHEN
Director since April 2010

- Former Chief Designer and Director of Xing Rong Project Management Company.
- 20+ years implementing and integrating renewable energy sources into his architectural designs.

WEN-CHING YANG, Ph.D.
Director since December 2020

- Founder and partner-in-charge of Grand Trust International Law Offices.
- Chief executive officer of Taoyuan Enterprise Chamber.

LEI ZHANG, Ph.D.
Director since December 2020

- Associate professor in Department of Mechanical Engineering, University of Alaska, Fairbanks.
- Co-author of various books and articles pertaining to energy technology.

LEI (STACY) ZHANG
Future director following business combination

- Chief executive officer of Multipoint Resource Management Corp.
- Executive director of Stone Computer Inc.
- Vice president of Guizhou Yangyang Mining Investment Co., Ltd.

© 2021 SolarMax Technology, Inc.
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© 2021 SolarMax Technology, Inc. Financial Summary 15 Consolidated Statement of Operations Information ($ in thousands) 2020 (Unaudited) 2019 (Unaudited) 2019 2018 China revenue 60,690$ 4,792$ 4,990$ 58,708$ US revenue 27,976 29,632 39,400 31,120 Total revenue 88,666 34,424 44,390 89,828 Gross profit 10,988 7,837 9,739 9,251 Operating income (loss) 992 (4,775) (7,503) (11,499) Net loss attributable to SolarMax Technology, Inc.* (993) (6,747) (8,917) (14,598) Net loss per share (basic and diluted) (0.01) (0.10) (0.13) (0.22) September 30, Consolidated Balance Sheet Information 2020 ($ in thousands) (Unaudited) 2019 2018 Assets 115,556$ 141,550$ 111,020$ Current assets 79,911 101,266 70,601 Working capital 15,091 22,767 8,074 Accumulated deficit (60,832) (59,839) (50,341) Stockholders’ equity attributable to SolarMax Technology, Inc. * (7,670) (6,936) 1,726 * Net loss and shareholders' equity excluding noncontrolling interest. December 31, Nine Months Ended Year Ended September 30, December 31,

© 2021 SolarMax Technology, Inc. 16 Geographic Breakdown of Revenue China Revenue 65% U.S. Revenue 35% 2018 REVENUE BY SEGMENT China Revenue 11% U.S. Revenue 89% 2019 REVENUE BY SEGMENT China Revenue 14% U.S. Revenue 86% Sep YTD 2019 REVENUE BY SEGMENT China Revenue 68% U.S. Revenue 32% Sep YTD 2020 REVENUE BY SEGMENT